FOR RELEASE — JUNE 1, 2005

Media Relations Contact:	Investor Relations Contact:
Monica L. Ott (607) 974-8769 ottml@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

Corning Announces Common Stock Offering
Proceeds to be used to reduce debt

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) today announced a public offering of 20 million shares of its common stock for proceeds of approximately $325 million pursuant to its existing $5 billion universal shelf registration statement. Goldman, Sachs & Co. is the sole underwriter for this offering.

Net proceeds from this offering will be used to reduce debt by repurchasing for cash the remaining outstanding zero-coupon convertible debentures due on
Nov. 8, 2015, and for general corporate purposes. Such debentures, in an aggregate book value of approximately $275 million, are currently outstanding. Corning will invest the net proceeds from the stock offering in short-term interest-bearing, investment-grade obligations until they are applied as previously described.

James B. Flaws, vice chairman and chief financial officer, said, “As a result of this offering and subsequent payment to our bondholders, our current debt-reduction program will be completed. We had a goal to drive our debt below $2 billion this year, and with this transaction, we will achieve this objective.”

The shares of common stock represent new financing by Corning. This offering is made by means of a prospectus supplement to a prospectus that is part of Corning’s universal shelf registration statement previously filed with the SEC. For a copy of the prospectus and prospectus supplement relating to this offering, contact: Goldman, Sachs & Co., 85 Broad Street, New York, N.Y. 10004.

This release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

(more)

Corning Announces Common Stock Offering
Page Two

In a separate announcement, the company said that Flaws will be speaking at the
SG Cowan and Co. 33rd Annual Technology Conference in New York tomorrow.
Corning’s presentation to investors at the conference will be available via webcast through the investor relations events calendar on Corning’s Web site at www.corning.com/investor_relations.

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

###